EXHIBIT 99.1


For immediate release               FOR:        INTERPOOL, INC.

                                    CONTACT:    Mitchell Gordon
                                                Executive Vice President and
                                                Chief Financial Officer
                                                (212) 916-3284

                                                Morgen-Walke Associates
                                                Gordon McCoun, Christine
                                                Mohrmann, Lauren Levine
                                                Media contact: Shannon Stevens
                                                (212) 850-5600

      INTERPOOL, INC. ANNOUNCES COMPLETION OF SALE OF INTERMODAL TRAILERS
            AND DOMESTIC RAIL CONTAINERS TO TIP INTERMODAL SERVICES

PRINCETON, N.J., March 30, 2001 - Interpool, Inc. (NYSE:IPX) announced today the completion of the sale of its approximately 50,000 intermodal trailers and domestic rail containers to TIP Intermodal Services (TIP), a GE Capital Company, which includes 40,000 units that Interpool acquired from Transamerica Leasing Inc., in October of 2000. The transaction is valued at approximately $345 million. As a result of the transaction, the Company reduced its net debt by approximately $300 million.

Martin Tuchman, Chairman and Chief Executive Officer of Interpool, stated, "We are pleased to have completed the sale of our intermodal trailers and domestic rail containers to TIP Intermodal Services. By decreasing our leverage, Interpool has additional flexibility to invest in its core chassis and marine container businesses."

Interpool, originally founded in 1968, is one of the world's leading suppliers of equipment and services to the transportation industry. It is the largest lessor of intermodal container chassis in the United States and a world-leading lessor of cargo containers used in international trade. Interpool leases its containers and chassis to customers around the world.

Note: This press release and other press releases and information can be viewed at Interpool's website at www.interpool.com.